Exhibit 2.1

Execution Version

PARTICIPATION and assignment AGREEMENT

Participation and Assignment Agreement (this “Agreement”), dated as of April 3, 2023, between SC Co-Investments Private Debt Fund L.P., a Cayman Islands exempted limited liability partnership (“Seller”), and SPV Facility I LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Reference is hereby made to that certain Loan and Servicing Agreement, dated as of April 3, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Buyer, as borrower, StepStone Private Credit Fund LLC, as holdings, the lenders from time to time party thereto and Massachusetts Mutual Life Insurance Company, as administrative agent (in such capacity, the “Administrative Agent”) and facility servicer.

Seller owns certain loans and obligations described on Annex A hereto and the related Transferred Rights (collectively, the “Transferred Assets”).

Seller has agreed to (i) transfer each Transferred Asset by initially granting an undivided 100% participation interest therein to Buyer pursuant to Section 2.01 and (ii) thereafter cause an assignment of such Transferred Asset to be delivered to Buyer so that Buyer becomes the owner of and lender of record in respect of such Transferred Asset pursuant to Section 2.06. Such transfer by Seller and the receipt by Buyer of such participation interest in each Transferred Asset is referred to herein as the “Transfer” of such Transferred Asset.

The parties hereto wish to provide for various matters in connection with the foregoing.

AGREEMENT

Accordingly, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I
Definitions

SECTION 1.01 Certain Definitions; Interpretation.

(a) As used herein, the following terms have the meanings provided below.

“Adjustments”: The meaning given to such term in Section 2.02(a).

“Agreement”: The meaning given to such term in the preamble to this Agreement.

“Assumed Obligations”: The meaning given to such term in Section 2.01(b).

“Borrower”: Collectively, each Person specified as such on Annex A hereto and such other borrower(s) as may be identified in the applicable Credit Agreement.

“Business Day”: any day other than a Saturday, Sunday or any other day on which commercial banks located in Dublin, Ireland and New York, New York are authorized or required by law to be closed for business.

“Buyer”: The meaning given to such term in the preamble to this Agreement.

“Closing Consideration”: The meaning given to such term in Section 2.02(a).

“Credit Agreement”: Collectively, each credit agreement related to the applicable “Investment” specified on Annex A hereto (including all intercreditor agreements, subordination agreements, waivers and amendments entered into from time to time pursuant thereto or in connection therewith), in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Elevation”: The meaning given to such term in Section 2.06(a).

“Excluded Liabilities”: The meaning given to such term in Section 2.01(b).

“Final Mark”: The meaning given to such term in Section 2.02(a).

“Income Collections”: The meaning given to such term in the definition of “Transferred Rights”.

“Participation Interest(s)”: The meaning given to such term in Section 2.01(a).

“Person”: An individual or a corporation (including a business trust), partnership, exempted limited partnership, exempted company, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Representing Party”: The meaning given to such term in Section 3.01.

“Seller”: The meaning given to such term in the preamble to this Agreement.

“Settlement Date”: April 3, 2023.

“Signature Law”: The meaning given to such term in Section 4.07.

“Transaction Documents”: With respect to each Transferred Asset, the relevant credit documentation or other agreement or documents pursuant to which such Transferred Asset has been issued or created and each other agreement or document that governs the terms of or secures the obligations represented by such Transferred Asset or of which the holders of such Transferred Asset are the beneficiaries, including each Credit Agreement and all guarantees of any of Borrower’s obligations under each Credit Agreement, including Borrower’s obligations in connection with the applicable Transferred Assets, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered from time to time in connection therewith.

“Transfer”: The meaning given to such term in the recitals to this Agreement.

“Transferred Assets”: The meaning given to such term in the recitals to this Agreement.

“Transferred Rights”: All of Seller’s rights in its capacity as a lender under the applicable Transaction Documents, all of Seller’s right, title, benefit and interest in and to any fees and interest accruing from and after one day after the Settlement Date, any payments (including principal), proceeds or other distributions (including cash, notes, securities or other property, whether received by setoff or otherwise) to the extent provided in Section 2.03 (“Income Collections”) and, to the extent permitted to be transferred under applicable law and under the applicable Transaction Documents executed and delivered in connection with a Transferred Asset, all claims, causes of action and any other right of Seller (in its capacity as a lender under such Transaction Documents), whether known or unknown, against any obligor or any of its affiliates, agents, representatives, contractors, advisors or other Persons arising under or in connection with such documentation or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement.

(b) Except as otherwise specified herein or as the context may otherwise require:

(i) the definitions of terms herein are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms;

(ii) the terms “payment” and “distribution” are synonymous;

(iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole (including any attachments hereto) and not to any particular Article, Section or other subdivision;

(iv)   the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import;

(v) the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”) when not used in an “either/or” construction;

(vi) references to a Person include references to such Person’s successors and assigns (but this clause (vi) shall not permit any assignment of any right hereunder or any delegation of any obligation hereunder that is prohibited or limited hereby);

(vii) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document;

(viii) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules; and

(ix)   references to an “Article”, a “Section” or a “Annex” are to an article hereof, a section hereof or an annex hereto.

(c) The titles of Articles and Sections hereof are for convenience only, and they neither form a part of this Agreement nor are to be used in the construction or interpretation hereof.

ARTICLE II
Transfer

SECTION 2.01 Transfer. Upon the terms and subject to the conditions hereof on the Settlement Date, upon receipt by Seller or its designee of the Closing Consideration (as defined below):

(a) Seller hereby irrevocably sells, grants and conveys to Buyer, and Buyer hereby accepts, receives and acquires from Seller, a 100% undivided direct participating beneficial ownership interest in each Transferred Asset (each, a “Participation Interest” and, collectively, the “Participation Interests”); and

(b) Buyer hereby agrees to and does assume the direct obligations and liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of Seller with respect to the Transferred Rights to the extent, and only to the extent, that such obligations arise out of or relate to facts, events or circumstances arising or occurring on or after the Settlement Date (such obligations and liabilities, other than the Excluded Liabilities (as defined below), collectively, the “Assumed Obligations”) (but excluding such obligations and liabilities of Seller relating to the Transferred Assets (i) that result from Seller’s breach of its representations, warranties, covenants, or agreements under any Transaction Document, (ii) that result from Seller’s bad faith, gross negligence, or willful misconduct, (iii) that are attributable to Seller’s actions or obligations in any capacity other than as a Lender (under and as defined in the relevant credit documentation, or (iv) arising or occurring prior to the Settlement Date (such obligations and liabilities of Seller, collectively, the “Excluded Liabilities”))).

SECTION 2.02 Purchase Price.

(a) With respect to each Transferred Asset, the consideration for the Participation Interest in such Transferred Asset shall be the assumption of the applicable Assumed Obligations and an amount of cash equal to the arm’s length purchase price that corresponds to the “Fair Value” set forth on Annex A (such purchase price with respect to each Transferred Asset, the “Final Mark,” and the aggregate of all Final Marks for all of the Transferred Assets, the “Closing Consideration”); provided, that the Final Marks and the Closing Consideration shall be adjusted once by the parties hereto no later than seven (7) Business Days following the Settlement Date to reflect and reconcile any changes in the principal balances of the Transferred Assets shown on Annex A as of the time immediately prior to the Transfer on the Settlement Date (the “Adjustments”), which adjustments shall be based on relevant information with respect thereto maintained and provided by third-party service providers. The parties hereto shall make such payments to each other as necessary to provide for the Adjustments. Each of the parties hereto acknowledges and agrees that the Final Mark of each Transferred Asset set forth on Annex A, as may be adjusted pursuant to the Adjustments, is equal to the estimated fair market value of such Transferred Asset.

(b) On the Settlement Date, Buyer will pay (or cause to be paid) to Seller the Closing Consideration of USD $36,762,933 by wire transfer of immediately available funds to the bank account of Seller.

SECTION 2.03 Income Collections; Payments of Income Collections and Other Payments Received After the Settlement Date.

(a) With respect to each Transferred Asset, Buyer shall acquire all rights to Income Collections that, as of the Settlement Date, are accrued but unpaid with respect to the period from and after one day after the Settlement Date (inclusive).

(b) If at any time after the Settlement Date Seller receives any Income Collections, Seller shall accept and hold such Income Collections for the account and sole benefit of Buyer and deliver such Income Collections promptly (and in any case no later than two (2) Business Days after receipt) to Buyer (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law). If, at any time after the Settlement Date, Seller receives any other payment (including principal, interest (to the extent relating to the period from and after the Settlement Date) or any other amount) with respect to a Transferred Asset, Seller shall accept and hold such payment for the account and sole benefit of Buyer and deliver such payment promptly (and in any case no later than two (2) Business Days after receipt) to Buyer (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law).

(c) Without limiting the foregoing, with respect to each payment received in connection with each Transferred Asset to which Buyer is entitled in accordance with Section 2.01 and this Section 2.03, Seller agrees to accept and hold such payment for the account and sole benefit of Buyer and remit to Buyer promptly (and in any case no later than two (2) Business Days) after receipt of such payment and identification thereof. Seller acknowledges that, from and after the Settlement Date (inclusive), it shall have no equitable, beneficial or other interest in any payment received by it with respect to any Transferred Asset (other than any accrued and unpaid interest with respect to the period of time prior to and including the Settlement Date).

(d) If Income Collections include securities or other non-cash instruments, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities or non-cash instruments to Buyer or to such Person as Buyer may direct as soon as practicable. Pending such transfer, Seller shall (from and after one day after the Settlement Date (inclusive)) hold the same on behalf and for the sole benefit of Buyer, and Seller shall have no equitable or beneficial interest in any such Income Collections, and such Income Collections shall for all purposes constitute property of Buyer.

(e) Subject to applicable law, Buyer is entitled to receive any Income Collections to be remitted by Seller under this Agreement without the withholding of any tax. If Seller receives any Income Collections that it is required to remit to Buyer, Buyer shall furnish to Seller an IRS Form W-9 and such other forms, certifications, statements and other documents as Seller may reasonably request to evidence Buyer’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable laws or regulations relating thereto.

SECTION 2.04 Treatment of Transfer; Backup Grant of Security Interest.

(a) Each party hereto intends, and has as its business objective, that each Transfer be an absolute transfer and not be a transfer as security for a loan. Except as set forth in this Agreement, neither party is a trustee or agent for the other party, nor does either party have any fiduciary obligations to the other party. This Agreement shall not be construed to create a partnership or joint venture between the parties hereto. If, notwithstanding such intention, any Transfer is characterized by a court of competent jurisdiction as a transfer as security for a loan rather than a sale, then Seller shall be deemed to have granted to Buyer, and Seller hereby grants to Buyer, a security interest in and lien on all of Seller’s right, title and interest in and to such Transferred Asset (including the Income Collections thereon), whether now existing or hereafter acquired, in order to secure such loan and all other obligations of Seller hereunder.

(b) After the Settlement Date, Seller shall record in Seller’s books and records the fact that Seller is no longer the beneficial owner of such Transferred Asset and, after the relevant Elevation Date (as defined below) with respect to any Transferred Asset, Seller shall record in Seller’s books and records the fact that Seller is no longer the record owner or beneficial owner of such Transferred Asset. After the Settlement Date, Buyer shall record in Buyer’s books and records the fact that Buyer is the beneficial owner of such Transferred Asset and, after the relevant Elevation Date with respect to any Transferred Asset, Buyer shall record in Buyer’s books and records the fact that Buyer is the record owner and beneficial owner of such Transferred Asset.

(c) Each party hereto intends that the Transfer of each Participation Interest shall be treated as a true sale as of the Settlement Date from Seller to Buyer, including for U.S. federal income tax purposes except upon a contrary final determination by an applicable taxing authority. Each party shall cause its books and records and tax reporting to reflect, and the books and records of each party shall reflect, the transfer and sale of the Participation Interests.

SECTION 2.05 Documents; Exercise of Rights and Remedies; Servicing and Administration.

(a) Prior to Elevation, to the extent not already in Buyer’s possession and to the extent required under the Loan Agreement with respect to the Transferred Assets, Seller shall furnish within five (5) Business Days to Buyer and the Administrative Agent copies of any Transaction Document in its possession in respect of such Transferred Asset and, as and when available to Seller in its capacity as lender under the relevant Transaction Document, a copy of each amendment, consent or waiver in connection with any such Transaction Document.

(b) From and after the Settlement Date, to the extent not already in Buyer’s possession and to the extent required under the Loan Agreement with respect to the Transferred Assets, subject to applicable law and regulation and the Transaction Documents, Seller shall use commercially reasonable efforts to promptly (and in any case within five (5) Business Days) forward to Buyer (or the Administrative Agent) all material written notices, requests, reports and communications of any nature received by Seller from any Person with respect to each Transferred Asset that are received by Seller in its capacity as a Lender (under and as defined in the Credit Agreement), provided that Seller shall have no liability to Buyer regarding the validity or content of the information and documents furnished pursuant to this Section 2.5(b). On and after the Settlement Date, Buyer shall assume Seller’s executory obligations under the Transferred Assets and Assumed Obligations and assume the ability and right to grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Assets and the Assumed Obligations against any other party.

(c) Prior to Elevation (as defined below), Seller shall act as servicer, agent and trustee for Buyer in holding, administering and servicing the Participation Interest for Buyer, and Seller shall hold title to the Transferred Assets in trust for the benefit of Buyer and shall act at the direction of Buyer.

SECTION 2.06 Elevation.

(a) Subject to the terms and provisions of the Transaction Documents and any applicable law or regulation, with respect to each Participation Interest, Seller agrees to use commercially reasonable efforts and to take such actions as are necessary (including obtaining all Elevation Required Consents (if any) as soon as reasonably practicable) to cause, as soon as practicable, Buyer to become a Lender (under and as defined in the relevant Credit Agreement) with respect to all or any part of the Transferred Rights (an “Elevation”) no later than 150 days following the Settlement Date (the “Elevation Date”) or as soon as reasonably practicable thereafter, provided that, if an Elevation would contravene any law, rule, order or regulation applicable to either party hereto, the other party may not request an Elevation.

(b) Seller shall pay all transfer fees and other expenses payable in connection with an Elevation. Buyer will make best efforts to cooperate with Seller in connection therewith.

(c) Subject to the terms and provisions of the Transaction Documents and any applicable law or regulation, if:

(i)   Seller is dissolved notwithstanding the foregoing;

(ii)   Seller or a direct or indirect parent company of Seller has become the subject of a proceeding under any debtor relief law or has had appointed for it a received, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization of liquidation of its business or assets, including any governmental authority acting in such a capacity; or

(iii)   an Event of Default (as defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement,

Seller agrees to use commercially reasonable efforts to cause an Elevation, provided that, if an Elevation would contravene any law, rule, order or regulation applicable to either party hereto, the other party may not request an Elevation and Buyer shall not be required to cause an Elevation.

(d) Upon the date of Elevation and to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall terminate.

(e) “Elevation Required Consents” means the consent(s), acknowledgement(s) and/or notice(s) (if any) required by the Transaction Documents to assign the Transferred Rights in connection with an Elevation.

SECTION 2.07 Further Assurances. Each party agrees to execute and deliver all such further documents as may be reasonably requested by the other party in order to effect each Transfer and each Elevation as contemplated hereby.

ARTICLE III
Representations and Warranties

SECTION 3.01  Representations and Warranties of Each Party. Each party hereto (each, the “Representing Party”) represents and warrants to the other party as follows:

(i) the Representing Party is duly incorporated or formed, as applicable, and validly existing as an entity and is in good standing under the laws of its jurisdiction of incorporation or formation, as applicable;

(ii) the Representing Party has the requisite power and authority to enter into and perform this Agreement; and

(iii) this Agreement has been duly authorized by all necessary action on the part of the Representing Party, has been duly executed by the Representing Party and is the valid and binding agreement of the Representing Party enforceable against such party in accordance with its terms, except that such enforceability against the Representing Party may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies.

(iv)   [reserved]

(v) No Transfer will be a transfer of property in connection with any pre- existing indebtedness owed by Seller to Buyer.

(vi)   There are no agreements or understandings between the Representing Parties (other than this Agreement, the Loan Agreement and the Transaction Documents (under and as defined in the Loan Agreement)) relating to or affecting the Transferred Assets and the proceeds thereof.

(vii) [reserved]

(viii) The Representing Party provides for the payment of its expenses and liabilities hereunder from its own funds.

(ix)   The Representing Party has not guaranteed and is not otherwise contractually liable for the payment of any liability of Buyer (with respect to Seller as Representing Party) or Seller (with respect to Buyer as Representing Party), in each case, which has the effect of a recourse provision against Seller with respect to the Transferred Rights. Neither the assets nor the creditworthiness of the Representing Party is generally held out as being available for the payment of any liability of Buyer (with respect to Seller as Representing Party) or Seller (with respect to Buyer as Representing Party), in each case, which has the effect of a recourse provision against Seller with respect to the Transferred Rights.

(x) The Representing Party maintains (or in the case of Buyer, will maintain from the Settlement Date) separate financial records that enable its assets to be readily ascertained as separate and apart from those of the other party.

(xi)   Seller shall not, and shall not cause any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Income Collections or other proceeds of any Transferred Rights into Buyer’s Collection Account (as defined in the Loan Agreement).

(xii) None of the execution, delivery and performance of this Agreement by the Representing Party will:

(A)	conflict with any term or provision of the organizational documents of the Representing Party, which conflict would materially and adversely affect the Representing Party’s ability to perform its obligations hereunder; or

(B)	result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under any indenture, agreement, order, decree or other instrument to which the Representing Party is a party or by which the Representing Party is bound, which breach or default would materially and adversely affect the Representing Party’s ability to perform its obligations hereunder; or

(C)	violate any provision of any law, rule or regulation applicable to the Representing Party of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Representing Party or its properties.

SECTION 3.02 Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

(i)   on the Settlement Date with respect to each Transferred Asset, Seller owns such Transferred Asset, has good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind (other than any security interest therein which will be released contemporaneously with the Transfer of such Transferred Asset hereunder), and upon the Elevation on the relevant Elevation Date with respect to any Transferred Asset, Buyer will receive good and marketable title to such Transferred Asset, free and clear of any pledge, lien, investment interest, charge, claim, equity or encumbrance of any kind created by Seller or any Person claiming through Seller;

(ii) the participation in each Transferred Asset will be granted by Seller to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (other than any security interest therein which will be released contemporaneously with the Transfer of such Transferred Asset hereunder and Seller’s record ownership of the related Transferred Asset which, from and after the Settlement Date to and including the Elevation Date with respect thereto will be and remain free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest); and

(iii) the Transaction Documents to which Seller is, and was on the date hereof, a party (i) have been duly and validly authorized, executed and delivered by Seller and (ii) are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability against Seller may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies.

(iv)   [reserved]

(v) Other than in connection with an Elevation, the Elevation Required Consents, no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any other Person is required in connection with the execution, delivery and performance by Seller of this Agreement (including under the Transaction Documents), except such as have been obtained and are in full force and effect or will be obtained prior to the Settlement Date.

(vi)   Seller has valid business reasons for transferring the Transferred Assets to Buyer. Seller is not effecting any Transfer in contemplation of Seller’s insolvency or with any actual intent to hinder, delay or defraud any of its creditors.

(vii) [reserved]

(viii) Seller is solvent before each Transfer of a Transferred Asset and will not be rendered insolvent by any such Transfer.

SECTION 3.03 No Liability.

(a) Except as otherwise expressly provided herein, Seller makes no representation or warranty, express or implied, and assumes no responsibility, with respect to the genuineness, authorization, execution, delivery, validity, legality, value, sufficiency, perfection, priority, enforceability or collectability of any credit documentation executed and delivered in connection with a Transferred Asset. Seller assumes no responsibility for (except as otherwise expressly provided herein) (a) any representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, any obligor in respect of a Transferred Asset or any credit documentation thereof or by any other Person, (b) the performance or observance by any obligor of any of the provisions of any credit documentation in respect of a Transferred Asset (whether on, before or after the Settlement Date), (c) the filing, recording, or taking of any action with respect to any credit documentation in respect of a Transferred Asset by any other Person, (d) the financial condition of any obligor in respect of a Transferred Asset or of any other Person or (e) (except as expressly provided herein) any other matter whatsoever relating to any obligor in respect of a Transferred Asset, any other Person or the Transferred Assets.

(b) In making, managing, handling and transferring the Transferred Assets, Seller shall exercise the same care as it normally exercises with respect to loans held for its own account, but Seller shall have no further responsibility to Buyer except as expressly provided herein.

(c) Buyer acknowledges that (i) Seller’s sale of the Participation Interests to Buyer and Buyer’s agreement to reimburse Seller in respect of the Assumed Obligations are irrevocable and (ii) Buyer shall have no recourse to Seller, except for Seller’s breaches of its representations, warranties, covenants or other agreements as expressly stated in and subject to this Agreement.

(d) Seller represents, warrants and agrees that, from and after the date hereof, it shall not sell, assign or transfer, or grant a security interest in or lien on or otherwise pledge, mortgage, hypothecate or encumber (or permit such to occur or suffer such to exist other than pursuant to this Agreement), any part of the Transferred Assets that are subject to this Agreement.

ARTICLE IV
Miscellaneous

SECTION 4.01 Amendments. This Agreement may not be amended, altered, supplemented or otherwise modified, except, for so long as the Loan Agreement has not terminated or the Obligations of the Borrower (each such term under and defined under the Loan Agreement) have not been discharged, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), by the execution and delivery of a written agreement by each of the parties hereto.

SECTION 4.02 Communications. Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class mail by facsimile or email transmission to the address, facsimile number or email address as either party may notify to the other party in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

SECTION 4.03 Governing Law; Waiver of Trial by Jury; Jurisdiction.

(a) This Agreement shall be construed in accordance with the law of the State of New York, and this Agreement, and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by such law without reference to its conflicts of laws provisions (other than Section 5-1401 of the New York General Obligations Law).

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.03(b).

(c) Each party hereto hereby irrevocably submits to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in any action or proceeding arising out of or relating this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process in accordance with Section 4.02. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 4.04 Non-Petition; Limited Recourse.

(a) Notwithstanding any other provision of this Agreement, each party agrees that it may not institute against, or join any other Person in instituting against, the other party any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws.

(b) Notwithstanding any other provision of this Agreement:

(i)   The obligations of the parties under this Agreement are at all times limited recourse obligations of such party payable solely from such party’s assets available at such time, and, following realization of such assets and application of the proceeds thereof, all obligations of and any claims against such party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.

(ii) No recourse shall be had against any officer, director, employee, shareholder, member, manager, beneficial owner, trustee, authorized person or incorporator of either party or its manager or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(c) This Section 4.04 shall survive the termination of this Agreement.

SECTION 4.05 Parties Benefited. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party, except that (i) a party may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity, (ii) Buyer may grant a lien on its rights hereunder under the Loan Agreement and the other Transaction Documents (under and as defined in the Loan Agreement) and (iii) Buyer may assign and transfer its rights hereunder to the Administrative Agent. Any purported transfer that is not in compliance with this provision will be void.

SECTION 4.06 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to Seller or Buyer or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of Seller and Buyer as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of Seller and Buyer or the practical realization of the benefits hereof that would otherwise be conferred upon Seller and Buyer. Seller and Buyer will endeavor in good faith to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

SECTION 4.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the U.S. Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signature law, including, without limitation, any relevant provisions of the UCC (collectively, “Signature Law”), in each case, to the extent applicable; provided that original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity and legal effect as an original manual signature, and shall be equally admissible for evidentiary purposes. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by electronic transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPV Facility I LLC, as Buyer

By:	/s/ Joseph Cambareri
Name:	Joseph Cambareri
Title:	Chief Financial Officer

SC CO-INVESTMENTS PRIVATE DEBT FUND L.P., as Seller

By:	/s/ Szymon Badura
Name:	Szymon Badura
Title:	Authorized Signatory

By:	/s/ Jason Brown
Name:	Jason Brown
Title:	Authorized Signatory

[Signature Page to Participation and Assignment Agreement]

ANNEX A

SCHEDULE OF TRANSFERRED ASSETS

[Intentionally Omitted]